SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

MAY 14, 2003

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission file Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida 33602

(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code: (813) 228-4111

Item 5.    Other Events

TECO Energy has reached an agreement in principle with the Administrative Agent and other lead non-recourse project lending banks comprising the steering committee regarding the amounts to be posted under the project completion undertaking for the Union Power Station in Arkansas and the Gila River Power Station in Arizona, and extended the deadline for the posting. This agreement is subject to final approval by a majority of the lending banks by Friday, May 16, 2003.

The project’s construction undertakings contained certain credit rating covenants, which were triggered by the April 21, 2003 credit rating downgrade by Moody’s Investor Service. As previously disclosed, under these covenants TECO Energy was required to post letters of credit, in an amount up to the full construction contract price for each project, or an amount satisfactory to the majority of the lenders, to secure the construction risk of the projects for the benefit of the project lenders, and to post letters of credit for or repay the outstanding $250 million balance on the equity bridge loan associated with the projects.

The Union and Gila River power stations are 99 percent and 93 percent complete, respectively, with two of eight phases already operating commercially. Final completion of the last phase of the Union and Gila River power stations are expected in June and August 2003, respectively.

As reported in an 8-K dated May 6, 2003, TECO Energy repaid the outstanding balance on the equity bridge loan and mutually agreed with the lenders to extend the deadline to May 14, 2003 to reach agreement on a final acceptable amount of security while the parties continued their discussions.

As a result of these discussions, the company reached an agreement with certain lead lenders and proposed for majority lender approval a total security amount of up to $234 million (including amounts for remaining construction, liquidated damages for delay and performance shortfalls) $62 million of which would not be posted unless the commercial operation of two units does not occur in May as expected. The company expects to receive majority lender approval of the proposed security package by May 16, 2003. If approved, the company will replace or amend existing letters of credit (including retainage letters of credit) and other collateral such that total letters of credit of $172 million are in place by May 20, 2003, up $43 million from the current level of retainage letters of credit of $129 million. In the event that Gila River Phase I and Union Power Phase 3 do not achieve commercial operation in May as expected, TECO Energy would post additional letters of credit by May 31, 2003 of as much as $62 million, up to the maximum amount of $234 million, if necessary. The security posted is expected to be reduced in installments upon achievement of commercial operation of each phase of each project, upon final acceptance of each project and upon the expiration of the warranty period for each project. If all events occur as expected, after final acceptance of the Gila River Power Station (anticipated in September 2003), the remaining letters of credit outstanding will be $8 million covering warranty items and declining from this level as each phase completes its applicable 12-month warranty period.

Note: this filing contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward- looking statements include the ability to successfully complete the Union and Gila River power stations on budget and according to plan. Additional factors are discussed under “Investment Considerations” in TECO Energy’s Annual Report on Form 10-K for the period ended Dec. 31, 2002, and reference is made thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECO Energy, Inc
(Registrant)

Dated: May 14, 2003	By: /s/ S. A. MYERS
S. A. MYERS
Vice President – Corporate Accounting and Tax (Principal Accounting Officer)

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